Exhibit 99.1


ELGT Announces Sale of Canadian Subsidiary

DALLAS, TEXAS--(PR NEWSWIRE)--August 11, 2004--Electric & Gas Technology, Inc. (OTCBB:ELGT) today announced that it has completed the sale of substantially all of the assets of its wholly owned Canadian subsidiary Hydel Enterprises, Ltd. to Circa Metals Inc., a subsidiary of Circa Enterprises Inc. (TSX:CTO). The purchase price for these assets, subject to a final true-up adjustment, was approximately USD$3.8 million paid in cash at closing.

Dan Zimmerman, President and CEO of ELGT, stated, "This transaction does a great deal to improve our balance sheet and allows us to devote more resources toward the growth of our US operating companies. There are encouraging signs in our markets and we believe that through this action we will see significant improvements in our results in the near term."

"The sale of Hydel follows closely behind our April 30 adjustments to non-performing assets," Mr. Zimmerman continued. "In the 10Q filing for that period, we showed Hydel as a discontinued operation. The effective date of the transaction was July 30th, allowing the Company to commence its FY 2005 with the balance sheet adjustments in place."

In concluding, Mr. Zimmerman added, "We are positioning the company for a turnaround this fiscal year, which began last week. In addition to completing the sale of these assets, we have written off a number of investments that we've carried since the late 1990s and have successfully implemented cost cutting measures in the Texas operations. We expect to have more frequent announcements this year to keep our shareholders apprised of our progress."

Electric & Gas Technology, Inc. (ELGT) is a publicly traded holding company that, through its subsidiaries, operates in three main areas, the utilities, water and fabrication industries.

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition, (ii) the price-sensitive nature of product demand, (iii) the Company's dependence upon favorable pricing from its suppliers and (iv) other risks indicated herein and in filings with the SEC.

Contact:
Sandie Reeves 469-429-5298